Exhibit (c) - (2)

BlueCity Holdings Limited Fairness Analysis Presented to the Special Committee of Independent Directors Prepared by: Duff & Phelps Opinions Practice April 30, 2022 Private and Confidential The information contained herein is of a confidential nature and is intended for the exclusive use of the persons or firm to whom it is furnished by us. Reproduction, publication, or dissemination of portions hereof may not be made without prior approval of Kroll, LLC. Exhibit (c) - (2)

Duff & Phelps Disclaimer • The following pages contain materials that are being provided by Kroll, LLC (“Duff & Phelps”), operating through its Duff & Phelps Opinions Practice, to the special committee of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) (solely in its capacity as the Special Committee) of BlueCity Holdings Limited (the “Company”) in the context of a meeting of the Special Committee held to consider the Proposed Transaction (as defined herein). The accompanying materials are, and any Opinion (as defined herein) will be, compiled and presented on a confidential basis, solely for the use and benefit of the Special Committee in connection with its evaluation of the Proposed Transaction and may not be, in whole or in part, distributed to any other party, publicly disclosed, or relied upon for any other purpose without the prior written consent of Duff & Phelps or as otherwise provided in the engagement letter (including any amendment thereto) among Duff & Phelps, the Company, and the Special Committee. Because these materials were prepared for use in the context of an oral presentation to the Special Committee, whose members are familiar with the business and affairs of the Company, neither Duff & Phelps nor any of its respective legal or financial advisors or accountants, take any responsibility for the accuracy or completeness of any of the accompanying materials if used by persons other than the Special Committee. These materials are not intended to represent an Opinion and shall not be treated, construed, used or relied upon in any way as an Opinion. These materials are intended to serve as discussion materials for the Special Committee and as a summary of the basis upon which Duff & Phelps may render an Opinion, and are incomplete without reference to, and should be viewed solely in conjunction with, the discussion between Duff & Phelps and the Special Committee. The accompanying material does not, and any Opinion provided by Duff & Phelps would not: (i) address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) constitute a recommendation as to how the Special Committee, the Board of Directors or any other person (including security holders of the Company) should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction; or (iii) create any fiduciary duty on the part of Duff & Phelps to any party. The information utilized in preparing this presentation was obtained from the Company and from public sources under the assumption that they are complete and accurate as of the date of provision. Duff & Phelps did not independently verify such information. Any estimates and forecasts contained herein have been prepared by or are based on discussions with the senior management of the Company and involve numerous and significant subjective determinations, which may or may not prove to be correct. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation or warranty, whether as to the past or the future. No selected company or selected transaction used in our analysis is directly comparable to the Company or the Proposed Transaction. • • • • • • 2

Table of Contents 1. Introduction and Transaction Overview 2. Valuation Analysis • Discounted Cash Flow Analysis • Selected Public Companies / M&A Transactions Analysis 3

1. Introduction and Transaction Overview

Introduction and Transaction Overview The Engagement •Duff & Phelps was retained by the Company to serve as independent financial advisor to the Special Committee (solely in its capacity as such). •Specifically, Duff & Phelps has been asked to provide an opinion (the “Opinion”) as to the fairness, from a financial point of view, to (i) the holders of Class A ordinary shares, par value US$0.0001 per share, of the Company (each, a “Class A Share” or, collectively, the “Class A Shares”) and Class B ordinary shares, par value US$0.0001 per share, of the Company (each, a “Class B Share” or, collectively, the “Class B Shares”, and together with the Class A Shares, the “Shares”), other than the Excluded Shares, the Dissenting Shares and Class A Shares represented by ADSs (each as defined below), and (ii) the holders of American Depositary Shares of the Company, each two of which represent one Class A Share (each, an “ADS” and collectively, “ADSs”), other than ADSs representing the Excluded Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of Shares or ADSs other than in its capacity as a holder of Shares or ADSs). Proposed Transaction • It is Duff & Phelps’ understanding that the Company, Multelements Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), and Diversefuture Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, the latest draft of which Duff & Phelps has reviewed is dated April 30, 2022. Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company and cease to exist, with the Company surviving the merger and becoming a wholly owned subsidiary of Parent as a result of the merger. In connection with such merger, (i) each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares and Class A Shares represented by ADSs) shall be cancelled in exchange for the right to receive US$3.20 in cash per Share without interest (the “Per Share Merger Consideration”) and (ii) each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares), together with the underlying Class A Shares represented by such ADSs, shall be cancelled in exchange for the right to receive US$1.60 in cash per ADS without interest (the “Per ADS Merger Consideration”, and together with the Per Share Merger Consideration, the “Merger Consideration”) (collectively, the “Proposed Transaction”). • • The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement. For purposes of this Opinion, (i) “Excluded Shares” shall mean, collectively, (a) the Rollover Shares, (b) any other Shares (including Class A Shares represented by ADSs) held by Parent, Merger Sub, the Company or any of their respective Subsidiaries, and (c) Shares (including Class A Shares represented by ADSs) held by the Depositary, the Company and the Company’s Representatives, and reserved for issuance, settlement and allocation upon exercise or vesting of Company Options; and (ii) “Effective Time”, “Dissenting Shares”, “Rollover Shares”, “Subsidiaries”, “Depositary”, “Representatives”, and “Company Options” shall have the meanings set forth in the Merger Agreement. 5

Introduction and Transaction Overview Scope of Analysis Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its analysis included, but were not limited to, the items summarized below: • Reviewed the following documents: – The Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2018 through December 31, 2020 and the Company’s unaudited financial statements for the year ended December 31, 2021 included in the Company’s Form 6-K filed with the SEC; Certain unaudited and segment financial information for the Company for the years ended December 31, 2018 through December 31, 2021, provided by the management of the Company; A detailed financial projection model for the Company for the years ending December 31, 2022 through December 31, 2030, prepared and provided to Duff & Phelps by the management of the Company, upon which Duff & Phelps has relied, with the Company’s and the Special Committee’s consent, in performing its analysis (collectively, the “Management Projections”); – – – Other internal documents relating to the history, current operations, and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company; A letter dated April 29, 2022 from the management of the Company, which made certain representations as to historical financial information for the Company, the Management Projections and the underlying assumptions of such projections (the “Management Representation Letter”); – – – – A draft of the Merger Agreement dated as of April 30, 2022; A draft of the Interim Investors Agreement by and among Parent, Merger Sub and the other parties thereto dated as of April 30, 2022; and A draft of the Support Agreement by and among Parent and certain shareholders of the Company listed in Schedule A thereto dated as of April 30, 2022; (the Merger Agreement, Interim Investors Agreement and Support Agreement as referenced above, collectively, the “Transaction Documents”); 6

Introduction and Transaction Overview Scope of Analysis • Discussed the information referred to on the previous page and the background and other elements of the Proposed Transaction with the management of the Company; Discussed with the management of the Company its plans and intentions with respect to the management and operation of the Company’s business; Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant; Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate. • • • • 7

Introduction and Transaction Overview

Ownership Summary

BlueCity Holdings Limited - Ownership

Current Shareholders	Class A Ordinary Shares (1)	Class B Ordinary Shares (1)	ADSs Equivalent (1)	% of Ownership	% of Voting Rights (2)	ADSs Equivalent As-converted	% of Diluted Ownership
Buyer Consortium							
Ma, Baoli (Founder, Chairman of the Board & CEO)	533,734.5	5,114,840.0	11,297,149.0	30.2%	66.6%	11,373,035.0	29.7%
Metaclass Management ELP (3)	-	-	-	0.0%	0.0%	-	0.0%
Buyer Consortium	533,734.5	5,114,840.0	11,297,149.0	30.2%	66.6%	11,373,035.0	29.7%
Rollover Shareholders							
CDH Investment Management Company Limited	1,423,186.0	-	2,846,372.0	7.6%	3.6%	2,846,372.0	7.4%
Rollover Shareholders	1,423,186.0	-	2,846,372.0	7.6%	3.6%	2,846,372.0	7.4%
Other Management and Directors	152,677.0	-	305,354.0	0.8%	0.4%	305,354.0	0.8%
Institutional Investors							
Shunwei Ventures III Limited	1,862,069.0	-	3,724,138.0	9.9%	4.8%	3,724,138.0	9.7%
Liberty Hero Limited	1,150,862.0	-	2,301,724.0	6.1%	2.9%	2,301,724.0	6.0%
NewQuest Asia Investments III Limited	772,074.0	-	1,544,148.0	4.1%	2.0%	1,544,148.0	4.0%
UG Investment Advisers Ltd.	720,600.0	-	1,441,200.0	3.8%	1.8%	1,441,200.0	3.8%
Arcadia Investment Limited	667,497.0	-	1,334,994.0	3.6%	1.7%	1,334,994.0	3.5%
Truly Delight Limited & Prince Profit International Limited	371,095.0	-	742,190.0	2.0%	0.9%	742,190.0	1.9%
China Prosperity Capital Alpha Limited	310,464.0	-	620,928.0	1.7%	0.8%	620,928.0	1.6%
FH Priolo Limited & FH Saltator Limited	288,240.0	-	576,480.0	1.5%	0.7%	576,480.0	1.5%
A-Fund, L.P.	268,556.0	-	537,112.0	1.4%	0.7%	537,112.0	1.4%
NOVA FORTUNE LIMITED	156,700.0	-	313,400.0	0.8%	0.4%	313,400.0	0.8%
Top 10 Institutional Investors	6,568,157.0	-	13,136,314.0	35.1%	16.8%	13,136,314.0	34.3%
Total Institutional Investors	6,645,773.0	-	13,291,546.0	35.5%	17.0%	13,291,546.0	34.7%
Public Investors and Others	4,863,265.0	-	9,726,530.0	26.0%	12.4%	9,726,530.0	25.4%
Total Shares Outstanding (4)	13,618,635.5	5,114,840.0	37,466,951.0	100.0%	100.0%	37,542,837.0	97.9%
Options In-the-Money at Offer Price (5)	442,760.0	-	885,520.0			809,634.0	2.1%
Diluted ADSs Outstanding at Offer Price	**14,061,395.5**	**5,114,840.0**	**38,352,471.0**			**38,352,471.0**	**100.00%**

(1) Every two ADSs represent one Class A ordinary share. Each Class B ordinary share is convertible into one Class A ordinary share.
(2) The holders of Class A ordinary shares shall have one vote in respect of each Class A ordinary share held and the holders of Class B ordinary shares shall have five votes in respect of each Class B ordinary share held.
(3) Metaclass Management ELP is an affiliate of Spriver Tech Limited.
(4) Shares outstanding information provided by the management of the Company, reflecting (i) 13,618,635.5 Class A ordinary shares and (ii) 5,114,840 Class B ordinary shares outstanding.
(5) Reflects 442,760 Company Options outstanding granted pursuant to the Company's 2015 Stock Incentive Plan, among which Mr. Ma owns 37,943. Excludes Company Options granted pursuant to the Company's 2020 Stock Incentive Plan or 2021 Stock Incentive Plan, of which vested options will be assumed by Parent and automatically converted into options for ordinary shares of Parent.

Source: Company filings, Capital IQ, the management of the Company.

Diluted Ownership


Public Investors and Others 25.4%
Buyer 29.7%
Options In-the-Money at Offer Price 2.1%
Other Management and Directors 0.8%
Rollover Shareholders 7.4%
Total Institutional Investors 34.7%

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Introduction Trading Analysis and Transaction Overview BlueCity Holdings Limited - Trading History April 20, 2021 to April 28, 2022 BlueCity Holdings Limited Historical Trading Metrics (in thousands, except per ADS) During one year prior to offer Post Offer $3.78 $8.68 $1.13 226.1 0.6% 1.2% $1.30 $1.36 $1.24 46.8 0.1% 0.2% Average Closing Price High Low Average Volume % of Shares Issued and Outstanding % of Float Source: Capital IQ, SEC filings, press releases. Average Closing Price High Low Average Volume % of Shares Issued and Outstanding % of Float 9

Introduction and Transaction Overview Proposed Transaction BlueCity Holdings Limited - Offer Price Premium Relative To BlueCity Holdings Limited - Implied Multiples (USD in millions, except per ADS data) ADS Price Implied Premium Offer $1.60 Diluted ADSs Issued and Outstanding (millions) 38.4 ADS price as of 4/28/22 $1.26 27.0% One-day prior (4/14/22) $1.37 16.8% Less: Proceeds from exercise of in-the-money options Less: Cash and cash equivalents Less: Other non-current assets (0.0) (52.8) (0.5) One-week prior (4/8/22) $1.38 15.9% 30-days trailing VWAP prior to April 18, 2022 $1.32 21.2% 60-days trailing VWAP prior to April 18, 2022 $1.39 15.4% 90-days trailing VWAP prior to April 18, 2022 $1.67 (4.3%) Implied Offer Multiples: EV / 2021 Revenue EV / 2022 Revenue EV / 2023 Revenue $162 $161 $200 0.05x 0.05x 0.04x Source: Capital IQ. Note: Balance sheet data as of December 31, 2021. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring items as provided by the management of the Company. 10 Offer Price$1.60 Implied Enterprise Value$8.1 Implied Equity Value$61.4

Introduction and Transaction Overview

Valuation Summary

Valuation Summary

(RMB in thousands, except per ADS values or otherwise noted)

	Low		High	Offer Price
Enterprise Value Range	**-¥9,000**	**-**	**¥35,000**	
Plus: Proceeds from Exercise of Options (1)	29		29	
Plus: Cash and Cash Equivalents	349,786	-	349,786	
Plus: Other Non-current Assets	3,177	-	3,177	
Equity Value Range	**¥343,992**	**-**	**¥387,992**	
Equity Value Range (USD)	**$51,912**	**-**	**$58,552**	
Diluted ADSs Issued and Outstanding (1)	38,352,471	-	38,352,471	
Value Per ADS Range (RMB)	¥8.97	-	¥10.12	
RMB to USD FX rate (as of 4/28/2022)	6.63	-	6.63	
Value Per ADS Range (USD)	**$1.35**	**-**	**$1.53**	**$1.60**
Implied Valuation Multiples				
EV / 2021 Revenue	NM	-	0.03x	0.05x
EV / 2022 Revenue	NM	-	0.03x	0.05x
EV / 2023 Revenue	NM	-	0.03x	0.04x

Note: Balance sheet data as of December 31, 2021. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring items as provided by the management of the Company.

(1) Reflects 442,760 outstanding Company Options granted pursuant to the Company's 2015 Stock Incentive Plan per the management of the Company. Excludes Company Options granted pursuant to the Company's 2020 Stock Incentive Plan or 2021 Stock Incentive Plan, of which vested options will be assumed by Parent and automatically converted into options for ordinary shares of Parent.

KROLL 11

2. Valuation Analysis

Valuation Analysis

Historical and Projected Financial Performance

Historical and Projected Financial Performance

(RMB in thousands)

					Management Projections								
	2018A	2019A	2020A	2021A	2022P	2023P	2024P	2025P	2026P	2027P	2028P	2029P	2030P
Live Streaming Services	¥457,778	¥671,411	¥868,946	¥820,826	¥764,246	¥888,062	¥959,237	¥1,023,959	¥1,080,942	¥1,133,087	¥1,183,877	¥1,235,873	¥1,280,971
Growth	NA	46.7%	29.4%	(5.5%)	(6.9%)	16.2%	8.0%	6.7%	5.6%	4.8%	4.5%	4.4%	3.6%
Membership Services	¥4,717	¥36,738	¥71,227	¥128,809	¥150,115	¥178,061	¥206,000	¥235,189	¥265,818	¥296,902	¥328,838	¥362,231	¥398,009
Growth	NA	678.9%	93.9%	80.8%	16.5%	18.6%	15.7%	14.2%	13.0%	11.7%	10.8%	10.2%	9.9%
Advertising Services	¥32,920	¥35,384	¥45,453	¥53,881	¥34,864	¥37,941	¥40,504	¥42,717	¥44,529	¥46,083	¥47,270	¥48,448	¥49,591
Growth	NA	7.5%	28.5%	18.5%	(35.3%)	8.8%	6.8%	5.5%	4.2%	3.5%	2.6%	2.5%	2.4%
Others	¥5,877	¥15,355	¥45,697	¥73,075	¥117,242	¥224,005	¥301,099	¥323,540	¥346,218	¥369,299	¥394,463	¥420,666	¥447,803
Growth	NA	161.3%	197.6%	59.9%	60.4%	91.1%	34.4%	7.5%	7.0%	6.7%	6.8%	6.6%	6.5%
Total Revenue	¥501,292	¥758,888	¥1,031,323	¥1,076,591	¥1,066,467	¥1,328,069	¥1,506,841	¥1,625,406	¥1,737,506	¥1,845,372	¥1,954,448	¥2,067,218	¥2,176,373
Growth	NA	51.4%	35.9%	4.4%	(0.9%)	24.5%	13.5%	7.9%	6.9%	6.2%	5.9%	5.8%	5.3%
EBITDA (1)	-¥96,465	-¥58,231	-¥201,837	-¥150,281	-¥94,270	-¥60,516	-¥30,457	-¥5,717	¥14,604	¥31,828	¥45,381	¥65,473	¥82,601
Margin %	(19.2%)	(7.7%)	(19.6%)	(14.0%)	(8.8%)	(4.6%)	(2.0%)	(0.4%)	0.8%	1.7%	2.3%	3.2%	3.8%
Growth	NA	NM	NM	NM	NM	NM	NM	NM	NM	117.9%	42.6%	44.3%	26.2%
Capital Expenditures	¥3,500	¥5,882	¥10,721	¥10,266	¥6,391	¥7,959	¥9,030	¥9,741	¥10,413	¥11,059	¥11,713	¥12,388	¥13,043
% of Net Revenue	0.7%	0.8%	1.0%	1.0%	0.6%	0.6%	0.6%	0.6%	0.6%	0.6%	0.6%	0.6%	0.6%
Working Capital	-¥43,047	-¥70,194	-¥105,610	-¥34,551	-¥44,481	-¥41,615	-¥48,157	-¥54,906	-¥61,974	-¥69,068	-¥76,287	-¥83,690	-¥91,433
% of Net Revenue	-8.6%	-9.2%	-10.2%	-3.2%	-4.2%	-3.1%	-3.2%	-3.4%	-3.6%	-3.7%	-3.9%	-4.0%	-4.2%

(1) EBITDA is adjusted to exclude public company costs and non-recurring items as provided by the management of the Company.

Source: Company filings, the management of the Company.

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Valuation Analysis Discounted Cash Flow Analysis – Methodology and Key Assumptions Discounted Cash Flow Methodology • • • • Duff & Phelps performed a discounted cash flow analysis of the projected unlevered free cash flows. Unlevered free cash flow is defined as cash generated by the business that is available to either reinvest or to distribute to security holders. Projected free cash flows are discounted to the present using a discount rate which reflects their relative risk. The discount rate is equivalent to the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles. Discounted Cash Flow Key Assumptions • Duff & Phelps utilized and relied upon the Management Projections for the fiscal years ending December 31, 2022 through 2030 (excluding public company expenses, as provided by the management of the Company), discussions with the management of the Company, and a review of the Company’s historical performance and other factors to develop the DCF analysis. Beyond the projection period, Duff & Phelps estimated the “terminal value” using a perpetuity formula. Duff & Phelps discounted the resulting free cash flows and terminal value using a weighted average cost of capital range of 16.0% to 18.0%, derived from the Capital Asset Pricing Model. The following is a summary of the Management Projections utilized in the discounted cash flow analysis: • • • – – – – Revenue increases at a compound annual growth rate (“CAGR”) of 9.3% from 2022 to 2030. EBITDA is projected to be negative from 2022 to 2025 and to turn positive in 2026, with EBITDA margin projected to reach 3.8% by 2030. Capital expenditures averages 0.6% of revenue from 2022 to 2030. Net working capital averages -3.7% of revenue from 2022 to 2030. 14

Valuation Analysis

DCF Analysis Summary

Discounted Cash Flow Analysis

(RMB in thousands)

	2021A	2022P	2023P	2024P	2025P	2026P	2027P	2028P	2029P	2030P	Terminal Year
Total Revenue	￥1,076,591	￥1,066,467	￥1,328,069	￥1,506,841	￥1,625,406	￥1,737,506	￥1,845,372	￥1,954,448	￥2,067,218	￥2,176,373	￥2,176,373
Growth	4.4%	(0.9%)	24.5%	13.5%	7.9%	6.9%	6.2%	5.9%	5.8%	5.3%	
EBITDA (1)	-￥150,281	-￥94,270	-￥60,516	-￥30,457	-￥5,717	￥14,604	￥31,828	￥45,381	￥65,473	￥82,601	￥82,601
Margin	(14.0%)	(8.8%)	(4.6%)	(2.0%)	(0.4%)	0.8%	1.7%	2.3%	3.2%	3.8%	3.8%
Growth	NM	NM	NM	NM	NM	NM	117.9%	42.6%	44.3%	26.2%	
Earnings Before Interest and Taxes (1)		-￥107,852	-￥76,228	-￥45,237	-￥20,468	￥1,225	￥17,784	￥30,679	￥53,753	￥70,220	￥70,211
Pro Forma Taxes		0	0	0	0	0	0	0	0	(9,950)	(14,042)
Net Operating Profit After Tax		(107,852)	(76,228)	(45,237)	(20,468)	1,225	17,784	30,679	53,753	60,270	56,169
Depreciation		4,833	8,238	8,529	11,111	9,739	10,404	11,061	11,720	12,381	12,391
Amortization		8,748	7,474	6,250	3,640	3,640	3,640	3,640	0	0	0
Capital Expenditures		(6,391)	(7,959)	(9,030)	(9,741)	(10,413)	(11,059)	(11,713)	(12,388)	(13,043)	(13,043)
(Increase) / Decrease in Working Capital		9,930	(2,866)	6,542	6,748	7,068	7,094	7,219	7,403	7,743	4,354
Free Cash Flow (2)		-￥90,731	-￥71,341	-￥32,945	-￥8,709	￥11,259	￥27,863	￥40,887	￥60,488	￥67,351	￥59,871

Enterprise Value Range	**Low**	**High**
Terminal Growth Rate	5.00%	5.00%
Weighted Average Cost of Capital	18.00%	16.00%
Enterprise Value Range	**-￥9,000**	**￥35,000**

Implied Valuation Multiples			
EV / 2021 Revenue	￥1,076,591	NM	0.03x
EV / 2022 Revenue	￥1,066,467	NM	0.03x
EV / 2023 Revenue	￥1,328,069	NM	0.03x

(1) EBITDA and EBIT are adjusted to exclude public company costs and non-recurring items as provided by the management of the Company.
(2) Prior to application of 10% dividend withholding tax, which is calculated based on levered cash flows and discounted separately at the applicable discount rate and included in the concluded enterprise value range.

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Valuation Analysis Selected Public Companies / M&A Transactions Analysis Methodology Selected Public Companies Analysis •Duff & Phelps selected eleven publicly traded companies that were deemed relevant to its analysis. •Duff & Phelps analyzed the financial performance of each of the publicly traded companies. Duff & Phelps then analyzed the selected public companies’ trading multiples, including enterprise value to revenue, enterprise value to EBITDA, price to book value and price to tangible book value. Selected M&A Transactions Analysis •Duff & Phelps also reviewed certain merger and acquisition transactions involving target companies that were deemed relevant to its analysis and computed the implied valuation multiples for such transactions. Due to the limited comparability of the financial metrics of the selected public companies and the targets in the selected M&A transactions relative to those of the Company, rather than applying a range of selected multiples from a review of the public companies and M&A transactions, Duff & Phelps reviewed various valuation multiples for the Company implied by the valuation range determined from the DCF analysis in the context of the Company’s relative size, forecasted growth in revenue and profits, profit margins, capital spending, revenue mix, and other characteristics that we deemed relevant. None of the companies utilized for comparative purposes in the following analysis are directly comparable to the Company, and none of the transactions utilized for comparative purposes in the following analysis are directly comparable to the Proposed Transaction. Duff & Phelps does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the Proposed Transaction cannot rely solely upon a quantitative review of the selected companies and selected transactions, and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the Selected Public Companies / Selected M&A Transactions Analysis is subject to certain limitations. 16

Valuation Analysis

Selected Public Companies Analysis – Financial Metrics

Selected Public Companies Analysis — **As of April 28, 2022**

COMPANY INFORMATION	REVENUE GROWTH					EBITDA GROWTH					EBITDA MARGIN				
Company Name	3-YR CAGR	2021	2022	2023	2024	3-YR CAGR	2021	2022	2023	2024	3-YR AVG	2021	2022	2023	2024
Kuaishou Technology	58.7%	37.9%	21.8%	23.5%	18.0%	NM	NM	NM	NM	NM	-11.5%	-28.7%	-23.9%	-13.7%	-0.9%
Bilibili Inc.	67.4	61.5	30.5	31.2	28.7	NM	NM	NM	NM	NM	-12.8	-20.6	-17.0	-4.9	3.8
Tencent Music Entertainment Group	18.1	7.2	-12.0	-0.4	3.3	22.5%	-15.7%	-10.4%	-17.2%	-0.9	15.8	12.9	13.1	10.9	10.5
Weibo Corporation	9.5	33.6	7.8	9.9	6.1	5.6	39.6	1.8	15.9	12.7%	33.5	33.3	31.5	33.2	35.3
Scienjoy Holding Corporation (1)	NA	57.4	NA	NA	NA	NA	2.1	NA	NA	NA	16.1	12.5	NA	NA	NA
Zhihu Inc.	NA	118.9	59.3	53.1	54.7	NM	NM	NM	NM	NM	-81.4	-46.3	-26.0	-16.7	-8.7
Inke Limited	33.5	85.4	NA	NA	NA	-3.9	719.9	NA	NA	NA	2.8	6.0	NA	NA	NA
DouYu International Holdings Limited	72.0	-5.4	-20.8	5.0	2.0	NA	NA	NA	NA	NA	-6.3	-5.4	-5.8	-4.6	-6.0
Hello Group Inc.	2.8	-3.0	-1.8	7.2	6.4	-13.5	-21.6	-26.2	15.2	3.4	19.3	15.6	11.7	12.6	12.2
HUYA Inc.	70.9	4.0	-5.6	5.7	12.1	NA	-80.0	NA	NA	NA	4.3	1.5	-3.8	-2.2	-0.2
JOYY Inc.	2.6	36.2	10.2	10.3	8.2	NM	NM	NM	60.2	-4.7	-5.9	-5.2	3.9	5.6	4.9
Mean	**37.3%**	**39.4%**	**9.9%**	**16.2%**	**15.5%**	**2.7%**	**107.4%**	**-11.6%**	**18.5%**	**2.6%**	**-2.4%**	**-2.2%**	**-1.8%**	**2.2%**	**5.6%**
Median	**33.5%**	**36.2%**	**7.8%**	**9.9%**	**8.2%**	**0.8%**	**-6.8%**	**-10.4%**	**15.5%**	**1.3%**	**2.8%**	**1.5%**	**-3.8%**	**-2.2%**	**3.8%**
BlueCity Holdings Limited	**29.0%**	**4.4%**	**-0.9%**	**24.5%**	**13.5%**	**NM**	**NM**	**NM**	**NM**	**NM**	**-13.7%**	**-14.0%**	**-8.8%**	**-4.6%**	**-2.0%**

CAGR = Compounded Annual Growth Rate

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

Note: The Company's EBITDA is adjusted to exclude public company costs and non-recurring items as provided by Company management.

(1) 2021 metrics shown reflect latest twelve months information available for Scienjoy Holding Corporation.

Source: Capital IQ, Bloomberg, SEC filings, annual and interim reports.

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Valuation Analysis

Selected Public Companies Analysis – Valuation Multiples

Selected Public Companies Analysis — **As of April 28, 2022**

(US$ in millions, except per share data)

COMPANY INFORMATION	MARKET DATA				ENTERPRISE VALUE AS MULTIPLE OF								STOCK PRICE AS A MULTIPLE OF	
Company Name	Common Stock Price (Primary) on 4/28/2022	% of 52-Week High	Market Capitalization	Enterprise Value	2021 EBITDA	2022 EBITDA	2023 EBITDA	2024 EBITDA	2021 Revenue	2022 Revenue	2023 Revenue	2024 Revenue	Book Value per Share	Tangible Book Value per Share
Kuaishou Technology	$7.81	21.9%	$33,303	$28,520	NM	NM	NM	NM	2.33x	1.91x	1.55x	1.31x	4.40x	4.51x
Bilibili Inc.	22.17	17.2	8,660	5,814	NM	NM	NM	23.9x	1.99	1.52	1.16	0.90	2.57	3.59
Tencent Music Entertainment Group	4.07	21.8	6,899	2,412	3.9x	4.3x	5.2x	5.2	0.51	0.58	0.58	0.57	0.90	1.69
Weibo Corporation	21.08	60.1	5,027	1,480	2.0	1.9	1.7	1.5	0.66	0.61	0.55	0.52	1.36	1.48
Scienjoy Holding Corporation (1)	3.04	31.5	106	49	1.6	NA	NA	NA	0.20	NA	NA	NA	0.93	1.69
Zhihu Inc.	1.57	1.9	995	(110)	NM	NM	NM	NM	NM	NM	NM	NM	0.74	0.76
Inke Limited	0.17	44.5	327	(196)	NM	NA	NA	NA	NM	NA	NA	NA	0.54	0.63
DouYu International Holdings Limited	1.63	15.5	529	(613)	NM	NM	NM	NA	NM	NM	NM	NM	0.53	0.54
Hello Group Inc.	4.53	5.5	899	(874)	NM	NM	NM	NM	NM	NM	NM	NM	0.58	0.58
HUYA Inc.	3.84	20.1	914	(852)	NM	NM	NM	NA	NM	NM	NM	NM	0.57	0.57
JOYY Inc.	38.40	39.0	2,828	(1,535)	NM	NM	NM	NA	NM	NM	NM	NM	0.52	0.93
Mean		**25.4%**	**$5,499**	**$3,100**	**2.5x**	**3.1x**	**3.4x**	**10.2x**	**1.14x**	**1.16x**	**0.96x**	**0.83x**	**1.24x**	**1.54x**
Median		**21.8%**	**$995**	**($110)**	**2.0x**	**3.1x**	**3.4x**	**5.2x**	**0.66x**	**1.07x**	**0.87x**	**0.73x**	**0.74x**	**0.93x**

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

Enterprise Value = [Market Capitalization + Management Equity + Debt + Finance Leases + Operating Leases (for IFRS/non-US GAAP companies only) + Preferred Stock + Non-Controlling Interest]
- [Cash & Equivalents + Long-Term Investments + Net Non-Operating Assets]

(1) 2021 multiples shown reflect latest twelve months information available for Scienjoy Holding Corporation.

Source: Capital IQ, Bloomberg, SEC filings, annual and interim reports.

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Valuation Analysis

Selected M&A Transactions Analysis

Selected M&A Transactions Analysis

($ in millions)

Announced	Target Name	Target Business Description	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	EBITDA Margin	EV / Revenue	EV / EBITDA
8/23/2021	Resi Media LLC	Operates as a video streaming platform.	Pushpay Holdings Limited	$150	$17	NA	NA	8.83x	NA
2/5/2021	SpotX, Inc.	Develops and provides an online video advertising platform for publishers and advertisers.	Magnite, Inc.	$1,141	$171	$35	20.4%	6.66x	32.6x
1/7/2021	StreamYard, Inc.	Develops and operates an online platform that allows users to stream professional-grade live video directly to Facebook, YouTube, LinkedIn, and other platforms.	Hopin Ltd.	$250	$30	NA	NA	8.33x	NA
11/16/2020	Domestic Video-Based Entertainment Live Streaming Business of JOYY Inc	A live streaming social media platform business.	Baidu, Inc.	$3,600	$2,788	NA	NA	1.29x	NA
8/10/2020	HUYA Inc.	Operates game live streaming platforms in the People's Republic of China.	Tencent Holdings Limited	$4,396	$1,414	$80	5.7%	3.11x	54.9x
7/6/2020	SINA Corporation	Operates as an online media company in the People's Republic of China and internationally.	Chairman of Board and Chief Executive Officer of SINA Corporation	$3,187	$2,098	$485	23.1%	1.52x	6.6x
3/5/2020	The Meet Group, Inc.	Provides interactive live-streaming solutions worldwide.	Parship Group GmbH	$506	$212	$33	15.5%	2.39x	15.4x
3/4/2019	BIGO Technology Pte. Ltd.	Provides video broadcast and VoIP related products and services, including applications for live-broadcasting, vocal social media, and short video platforms.	YY Inc. (nka:JOYY Inc.)	$2,330	$440	NA	NA	5.30x	NA
1/18/2018	auFeminin.com	Publishes websites for women offering editorial and community content covering various areas of women's lifestyle.	Télévision Française 1 Société anonyme	$379	$139	$25	18.1%	2.73x	15.0x

	EV / Revenue	EV / EBITDA
Mean	4.46x	24.9x
Median	3.11x	15.4x

Source: Capital IQ, Bloomberg, company filings, press releases.

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Valuation Analysis Selected Public Companies / M&A Transactions Analysis Summary Selected Public Companies / M&A Transactions Analysis Summary (RMB in thousands) Valuation Multiples Public Companies Median M&A Transactions Median Public Companies Range (1) Company Performance DCF Analysis Enterprise Value Range Metric Implied Multiples ￥1,076,591 ￥1,066,467 ￥1,328,069 EV / 2021 Revenue EV / 2022 Revenue EV / 2023 Revenue NM NM NM - - - 2.33x 1.91x 1.55x 0.66x 1.07x 0.87x 3.11x NA NA NM NM NM - - - 0.03x 0.03x 0.03x ￥436,822 ￥392,617 P / Book Value P / Tangible Book Value 0.52x 0.54x - - 4.40x 4.51x 0.74x 0.93x NA NA 0.79x 0.88x - - 0.89x 0.99x (1) “NM”, or not meaningful, shown for the low end of the range of enterprise value to revenue multiples, which reflects selected public companies with negative implied enterprise value. 20 -￥9,000-￥35,000

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M&A advisory, capital raising and secondary market advisory services in the United States are provided by Kroll Securities, LLC (member FINRA/SIPC). M&A advisory, capital raising and secondary market advisory services in the United Kingdom are provided by Kroll Securities Ltd., which is authorized and regulated by the Financial Conduct Authority (FCA). Valuation Advisory Services in India are provided by Duff & Phelps India Private Limited under a category 1 merchant banker license issued by the Securities and Exchange Board of India.

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